	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES TERMINATION OF
NEGOTIATIONS TO ACQUIRE BANDIT INDUSTRIES
SEGUIN, Texas, December 16, 2013 -- Alamo Group Inc. (NYSE: ALG) today announced that negotiations relating to the proposed acquisition of Bandit Industries, Inc. have been terminated. The proposed transaction with Bandit had previously been announced on November 19, 2013 based on the letter of intent entered between the parties and as a result of the public disclosure that the transaction had been approved under the Hart-Scott-Rodino antitrust review. As announced at that time, the transaction was subject to completion of an acquisition agreement and certain other conditions and, as of now, the parties have been unable to reach an agreement on a basis for going forward.
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 2,500 employees and operates eighteen plants in North America and Europe. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

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